                                                                    Exhibit 10.3

                      Board of Trade Clearing Corporation
                    141 West Jackson Boulevard - Suite 1460
                            Chicago, Illinois 60604


                                April 18, 2000


Personal Delivery
-----------------

Mr. David Brennan
Chairman, Board of Directors
Chicago Board of Trade
141 West Jackson Boulevard
Chicago, Illinois 60604

          Re:  Reimbursement Agreement
               -----------------------
Dear David:

     This letter confirms the agreement between the Board of Trade of the City of Chicago (the "CBOT") and the Board of Trade Clearing Corporation ("BOTCC") concerning the appointment of Mr. Dennis Dutterer as Interim President & Chief Executive Officer of the CBOT. For good and valuable consideration, the CBOT and BOTCC agree as follows:

     1. Mr. Dutterer shall continue to serve as President & Chief Executive Officer of BOTCC pursuant to the terms of his Employment Agreement with BOTCC, as amended. It is understood and agreed by the parties that, during such period as Mr. Dutterer shall serve as Interim President & Chief Executive Officer of the CBOT, Mr. Dutterer shall devote substantial amounts of his time and attention to his duties and responsibilities at the CBOT associated with such appointment.

     2. Mr. Dutterer shall serve as the Interim President and Chief Executive Officer of the CBOT pursuant to the terms and conditions of the letter agreement between Mr. Dutterer and the CBOT dated April 18, 2000.

     3. Mr. Dutterer's compensation for serving both BOTCC and the CBOT shall be paid to him by BOTCC, with CBOT reimbursing BOTCC for not only his compensation for services to the CBOT under the letter agreement between Mr. Dutterer and the CBOT dated April 18, 2000, but also any applicable employment taxes (and any gross-ups therefor). For so long as Mr. Dutterer is interim President and/or Chief Executive Officer of the CBOT, BOTCC and the CBOT agree that his base salary, on an annualized basis, shall be $825,000. Other than as expressly set forth in the letter agreement between Mr. Dutterer and the CBOT dated April 18, 2000, any and all other costs and expenses associated with Mr. Dutterer's employment with the CBOT and/or BOTCC (including, but not limited to the costs and expenses associated with all of his employee benefits) shall be borne solely by BOTCC and shall not be subject to reimbursement by the CBOT.
Mr. Dutterer shall continue to be eligible for discretionary bonuses for his services to BOTCC under his Employment Agreement, for which BOTCC shall be solely responsible. Any and all bonuses awarded to Mr. Dutterer for his services to BOTCC and the CBOT shall be paid to him by BOTCC, provided, however, that the CBOT shall be responsible for reimbursing BOTCC for the amount of any bonus

Mr. David Brennan                     -2-                         April 18, 2000


the CBOT, in its sole and absolute discretion (as shall be determined by the Board of Directors of the CBOT), awards to Mr. Dutterer, plus any applicable employment taxes (and any gross-ups therefor) that BOTCC would be required to pay. The CBOT shall make all reimbursement payments to BOTCC for the benefit of Mr. Dutterer at least three (3) business days prior to the scheduled payment date or other payment date on which BOTCC is obligated to pay Mr. Dutterer for any salary or bonuses for which CBOT is responsible under this letter agreement; provided that the CBOT receives reasonable prior notice of such payment dates.

     The parties certify that they have read this letter agreement in its entirety, that they understand the term of this letter agreement and understand that such terms are legally enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into this letter agreement freely and voluntarily, that they intend to and shall be legally bound by this letter agreement, and that they have full power, right, authority, and competence to enter into and execute this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without giving effect to the principles of conflicts of laws thereof). Each of the parties hereto hereby consents to personal jurisdiction in, and agrees that venue for any action to enforce the provisions of this letter agreement shall be properly laid in, any federal or state court located in Cook County in the State of Illinois. This letter agreement is intended to bind and inure to the benefit of and be enforceable by each of the parties and its respective successors and assigns. The provisions hereof may be amended or waived only with the prior written consent of each of the parties hereto in each case, as determined by the Board of Directors of such entity in its sole and absolute discretion.

     Please acknowledge your acceptance of and concurrence with this letter agreement by signing and dating the enclosed duplicate original of this letter agreement below and returning it to me. This original of the letter agreement, which I have already signed on behalf of BOTCC, is for you. We look forward to continuing a mutually beneficial relationship with you.


                            BOARD OF TRADE CLEARING CORPORATION

                               /s/ William C. Floersch
                            By:_________________________________________________
                               William C. Floersch, Chairman, Board of Governors


Accepted and Agreed
as of the 18th day of April, 2000.

BOARD OF TRADE OF THE CITY OF CHICAGO

   /s/ David Brennan
By:___________________________________________
   David Brennan, Chairman, Board of Directors